Exhibit 99.1

Interactive Intelligence Reports 2009 Third Quarter Results
Record revenues increase to $33.2 million; cash and investments increase to $60.0 million

INDIANAPOLIS, Oct. 26, 2009 -- Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, today announced operating results for the three and nine months ended Sept. 30, 2009.

The company reported record revenues of $33.2 million for the third quarter of 2009, an increase of 10.4 percent over revenues of $30.1 million for the third quarter of 2008.

Third quarter 2009 results included:
•	Operating income on a generally accepted accounting principles (GAAP) basis of $4.3 million, up from $1.6 million in the third quarter of 2008
•	Non-GAAP operating income of $5.3 million, compared to $2.0 million in the same quarter last year
•	Gross margins of 71.4 percent, compared to 67.5 percent in the third quarter of 2008
•	GAAP net income of $2.8 million, or diluted earnings per share (EPS) of $0.15, up from $924,000, or EPS of $0.05, in the third quarter of 2008
•	Non-GAAP net income of $5.7 million, or EPS of $0.31, compared to $2.0 million, or EPS of $0.11, for the same quarter last year
•	Cash and investment balances at quarter-end of $60.0 million, up from $54.0 million at June 30, 2009

Non-GAAP net income and EPS exclude charges for stock-based compensation of $975,000, or EPS of $0.05, and non-cash income tax expense of $1.9 million, or EPS of $0.10, for the third quarter of 2009, and charges for stock-based compensation expense of $439,000, or EPS of $0.02, and non-cash income tax expense of $635,000, or EPS of $0.03, for the third quarter of 2008.

“Our positive results for the quarter came from growth in product and services revenue compared to last year, combined with continued expense management,” said Interactive Intelligence founder, chairman and CEO, Dr. Donald E. Brown. “During the quarter, we continued to compete well at the mid and upper ends of the market, having received two orders exceeding $1 million and an additional eight orders greater than $250,000.

“Another bright spot in the quarter was the strong growth in our communications-as a-service offering, where we contracted for what is expected to be at least $3.6 million in future revenues over the term of the contracts. While the new orders did not result in revenue in the third quarter, they demonstrate the viability and competitiveness of our CaaS offering and the increased consideration this deployment model is receiving in the marketplace.”

Nine month 2009 results included:
•	Total revenues of $95.5 million, a 6.0 percent increase over revenues of $90.1 million for the first nine months of 2008
•	GAAP operating income of $9.7 million, up from $4.2 million in the first nine months of 2008
•	Non-GAAP operating income of $12.2 million, compared to $6.5 million in the first nine months of 2008
•	Gross margins of 69.6 percent, compared to 68.1 percent for the first nine months of 2008
•	GAAP net income of $6.1 million, or EPS of $0.34, compared to $2.9 million, or EPS of $0.15, for the first nine months of 2008
•	Non-GAAP net income of $12.9 million, or EPS of $0.71, compared to $7.3 million, or EPS of $0.38, for the same period last year

Non-GAAP net income and EPS exclude charges for stock-based compensation of $2.5 million, or EPS of $0.14, and non-cash income tax expense of $4.3 million, or EPS of $0.23, for the first nine months of 2009, and charges for stock-based compensation expense of $2.3 million, or EPS of $0.12, and non-cash income tax expense of $2.1 million, or EPS of $0.11, for the first nine months of 2008.

Third quarter 2009 operating results also included:
•	A drop in interest income to $50,000, compared to $329,000 in the third quarter of 2008 due to lower yields on investments
•	Other income, principally related to foreign exchange gains, of $480,000, compared to a loss of $277,000 in the third quarter of 2008
•	Cash flows from operations of $3.7 million, compared to $4.6 million in the third quarter of 2008

Non-financial third quarter 2009 highlights included:
•	Ranked by Fortune Small Business magazine among “America's 100 Fastest Growing Small Public Companies”
•	Ranked by Software Magazine among the world's “Top 500 Software and Service Providers”
•	Honored by TMC Labs with “Unified Communications Innovation Award” for the company’s new communications-based process automation product
•	Honored by Frost & Sullivan with “Innovation Award” for the company’s new communications-based process automation product
•	Announced reseller agreement with national partner, Spanlink
•	Named former JBA International CEO, Richard G. Halperin, to board of directors
•	Released Interaction Conference™ 3.0, offering additional audio conferencing features

Interactive Intelligence will host a conference call Oct. 26 at 4:30 p.m. Eastern time (EDT), featuring Dr. Brown and the company’s CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1.888.516.2377 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence third quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and business process automation. The company was founded in 1994 and has approximately 3,000 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is ranked among Network World’s top 200 North American networking vendors, is a BusinessWeek “hot growth 50” company, and is among Fortune Small Business magazine’s top 100 fastest growing companies. The company is also positioned in the leaders’ quadrant of the Gartner 2008 Contact Center Infrastructure, Worldwide Magic Quadrant report. Interactive Intelligence employs more than 600 people and is headquartered in Indianapolis, Indiana. It has six global corporate offices with additional sales offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

* Non-GAAP Measures
The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense is non-cash and income tax expense is primarily non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with other companies in the technology industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

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Follow Interactive Intelligence:
Twitter: www.twitter.com/IN_Intelligence
Blog: www.inin.com/blog

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Product	$15,557	$14,687	$45,100	$44,853
Services	17,613	15,369	50,441	45,296
Total revenues	33,170	30,056	95,541	90,149
Costs of revenues:
Product	3,950	3,702	12,320	10,741
Services	5,549	6,059	16,758	18,044
Total cost of revenues	9,499	9,761	29,078	28,785
Gross profit	23,671	20,295	66,463	61,364
Operating expenses:
Sales and marketing	9,696	9,547	28,877	29,870
Research and development	6,135	5,801	17,747	16,102
General and administrative	3,562	3,376	10,166	11,162
Total operating expenses	19,393	18,724	56,790	57,134
Operating income	4,278	1,571	9,673	4,230
Other income (expense):
Interest income	50	329	232	1,132
Other income (expense)	480	(277)	706	(152)
Total other income	530	52	938	980
Income before income taxes	4,808	1,623	10,611	5,210
Income tax expense	2,005	699	4,488	2,324
Net income	$2,803	$924	$6,123	$2,886

Net income per share:
Basic	$0.16	$0.05	$0.36	$0.16
Diluted	0.15	0.05	0.34	0.15

Shares used to compute net income per share:
Basic	17,148	17,976	17,038	17,969
Diluted	18,486	18,855	18,125	19,059

Interactive Intelligence, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income, as reported	$2,803	$924	$6,123	$2,886
Non-cash stock-based compensation expense:
Cost of services	71	13	186	154
Sales and marketing	352	132	890	876
Research and development	254	205	726	637
General and administrative	298	89	745	648
Total	975	439	2,547	2,315
Non-cash income tax expense	1,913	635	4,257	2,112
Non-GAAP net income	$5,691	$1,998	$12,927	$7,313

Operating income, as reported	$4,278	$1,571	$9,673	$4,230
Non-cash stock-based compensation expense	975	439	2,547	2,315
Non-GAAP operating income	$5,253	$2,010	$12,220	$6,545

Diluted EPS, as reported	$0.15	$0.05	$0.34	$0.15
Non-cash stock-based compensation expense	0.05	0.02	0.14	0.12
Non-cash income tax expense	0.11	0.04	0.23	0.11
Non-GAAP diluted EPS	$0.31	$0.11	$0.71	$0.38

Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,584	$34,705
Short-term investments	9,427	10,805
Accounts receivable, net	24,723	27,533
Deferred tax assets, net	4,719	6,017
Prepaid expenses	4,528	5,507
Other current assets	3,924	1,995
Total current assets	97,905	86,562
Property and equipment, net	8,907	10,762
Deferred tax assets, net	5,550	5,136
Other assets, net	4,864	2,723
Total assets	$117,226	$105,183

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,507	$11,361
Accrued compensation and related expenses	4,529	3,486
Deferred product revenues	3,297	4,754
Deferred services revenues	31,585	31,457
Total current liabilities	49,918	51,058
Deferred revenue	6,576	6,878
Total liabilities	56,494	57,936

Shareholders' equity:
Preferred stock	-	-
Common stock	172	169
Treasury stock	(6,736)	(9,714)
Additional paid-in-capital	88,965	83,604
Accumulated deficit	(21,669)	(26,812)
Total shareholders' equity	60,732	47,247
Total liabilities and shareholders' equity	$117,226	$105,183

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Nine Months Ended
	September 30,
	2009	2008

Operating activities:
Net income	$6,123	$2,886
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	3,139	2,621
Stock-based compensation expense	2,547	2,315
Tax benefits from stock-based payment arrangements	(2,814)	(177)
Deferred income tax	884	1,785
Accretion of investment income	(172)	(104)
Changes in operating assets and liabilities:
Accounts receivable	2,872	2,296
Prepaid expenses	1,009	204
Other current assets	(1,928)	(1,099)
Other assets	281	(397)
Accounts payable and accrued liabilities	1,969	2,845
Accrued compensation and related expenses	1,043	(792)
Deferred product revenues	(1,349)	(1,505)
Deferred services revenues	(566)	527
Net cash provided by operating activities	13,038	11,405

Investing activities:
Sales of available-for-sale investments	13,100	20,050
Purchases of available-for-sale investments	(11,550)	(17,890)
Purchases of property and equipment	(1,275)	(6,186)
Acquisition of intangible and other assets, net of cash and
cash equivalents acquired	(2,249)	-
Net cash used in investing activities	(1,974)	(4,026)

Financing activities:
Proceeds from stock options exercised	1,812	717
Proceeds from issuance of common stock	189	205
Repurchase of treasury stock	-	(3,361)
Tax benefits from stock-based payment arrangements	2,814	177
Net cash provided by (used in) financing activities	4,815	(2,262)

Net increase in cash and cash equivalents	15,879	5,117
Cash and cash equivalents, beginning of period	34,705	29,359
Cash and cash equivalents, end of period	$50,584	$34,476

Cash paid during the period for:
Income taxes	$533	$195

Other non-cash item:
Purchases of property and equipment payable at end of period	$42	$594